Exhibit 16.1

August 16, 2006

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Forest Oil Corporation and, under the date of March 13, 2006, we reported on the consolidated financial statements of Forest Oil Corporation as of December 31, 2005 and 2004 and for each of the years in the three year period ended December 31, 2005 and management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2005, and the effectiveness of internal controls over financial reporting as of December 31, 2005. On August 14, 2006, our appointment as principal accountants was terminated. We have read Forest Oil Corporation’s statements included under Item 4.01 of its Form 8-K dated August 14, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with Forest Oil Corporation’s statements that the change was approved by the Executive Committee of the Board of Directors, or the statements in the second paragraph of Item 4.01(b), New Independent Accountants.

Very truly yours,

KPMG LLP